Exhibit 99.1

Coty Inc. Reports Fiscal 2016 Fourth Quarter and Full Year Results

Substantial Progress on P&G Beauty Brands Transaction and Brazil Acquisition
Reported Operating Income, Net Income and EPS Impacted by Acquisition Costs
Strong Growth in Fiscal 2016 Adjusted Operating Income, Net Income and EPS

NEW YORK--(BUSINESS WIRE)--August 16, 2016--Coty Inc. (NYSE:COTY) today announced financial results for the fourth quarter and fiscal year ended June 30, 2016.

Results at a glance	Three Months Ended June 30, 2016			Year Ended June 30, 2016
		Change			Change
(in millions, except per share data)		Year-over-Year	Constant Currency		Year-over-Year	Constant Currency
Net revenues	$1,075.6	6%	8%	$4,349.1	(1%)	5%
Like-for-like*	(1%)			(1%)
Operating (loss) income - reported	(2.9)	88%		254.2	(36%)
Operating income - adjusted*	94.2	19%	24%	622.9	3%	9%
Net (loss) income - reported	(31.0)	<(100%)		156.9	(33%)
Net income - adjusted*	45.7	6%		485.2	19%
EPS (diluted) - reported	$(0.09)	<(100%)		$0.44	(31%)
EPS (diluted) - adjusted*	$0.13	8%		$1.37	21%

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation” and “Non-GAAP Financial Measures” for discussion of these measures. The adjusted performance measures have changed since Coty’s 3Q fiscal 2016 earnings release issued on May 3, 2016, to incorporate the exclusion of expense and tax effects associated with the amortization of acquisition-related intangible assets. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Fiscal 2016 Summary

  Net revenues of $4,349.1 million decreased 1% as reported and like-for-like
  Reported operating income of $254.2 million decreased 36% from the prior-year, driven primarily by acquisition related costs
  Adjusted operating income of $622.9 million increased 3% from the prior-year
  Reported net income of $156.9 million decreased 33%, while adjusted net income of $485.2 million increased 19% from the prior-year
  Reported earnings per diluted share of $0.44 decreased 31%, while adjusted earnings per diluted share of $1.37 increased 21% from the prior-year
  Net cash provided by operating activities was $501.4 million compared to $526.3 million in the prior-year, despite an increase in cash acquisition-related costs of over $100 million relative to the prior year

Fourth Quarter Fiscal 2016 Summary

  Net revenues of $1,075.6 million increased 6% as reported and decreased 1% like-for-like
  Reported operating loss of $(2.9) million improved from $(23.4) million in the prior-year period
  Adjusted operating income of $94.2 million increased 19% from $79.2 million in the prior-year period
  Reported net loss of $(31.0) million declined from net income of $21.0 million, while adjusted net income of $45.7 million increased 6% from $43.1 million in the prior-year period
  Reported earnings per diluted share of $(0.09) decreased from $0.05, while adjusted earnings per share of $0.13 increased 8% from $0.12 in the prior-year period
  Net cash provided by operating activities was $56.1 million compared to $138.1 million in the prior-year period

Commenting on Coty’s performance, Bart Becht, Chairman and Interim CEO said: “Fiscal 2016 showed our continued progress in our strategy of building a healthier and better business. In support of this strategy, we are actively preparing for the transformational merger with the P&G Beauty Brands business. During the year, reported revenues were positively impacted by our completed acquisitions, in line with our strategy, but negatively impacted by foreign currency. On a like-for-like basis, we drove net revenue growth in our Power Brands, on which we put disproportionate focus, outperforming the overall business. Reported operating and net income were lowered by acquisition related costs. On an adjusted basis, we generated solid growth in profitability and margins, with strong growth in the full year EPS.

We also made substantial progress on successfully integrating our recent acquisitions. The Bourjois acquisition, which closed in April 2015, has now reached profitability levels exiting the fiscal year consistent with the rest of our Color Cosmetics segment, while net revenues showed strong growth in the most recent quarter. Our acquisition of the digital marketing platform, Beamly, is contributing to a step change in our capabilities to digitally engage with our consumers. The Brazil Acquisition, which closed in February 2016, is also showing strong revenue and profit momentum in its first full quarter results, with the integration with Coty's Brazil business expected to be completed by September 2016.

Our preparation for the P&G Beauty Brands transaction is well advanced. The future organization is now finalized, including office locations, structure and staffing of key positions. As part of this, we are excited about the announcement of Camillo Pane as Chief Executive Officer and member of the Coty Board, effective the day after the closing of the transaction. Camillo has an excellent track record of accelerating growth, improving business performance, and strengthening capabilities to create a best-in-class organization. We have completed the cost and cash synergy analysis for the merger, confirming earlier announced targets of total potential cost savings of $780 million over four years post transaction close. We also continue to evaluate the impact of the intended portfolio and wholesale business rationalization. Finally, extensive work has been done on business, process and systems integration to prepare for the transition following the expected close of the transaction in October 2016.

Looking to fiscal 2017, while it is premature to comment on the outlook for the combined business as the transaction has not yet closed, we continue our work on building a healthier and better Coty stand-alone business. We are targeting for the Coty stand-alone business net revenue momentum to improve and return to growth in the second half of the fiscal year excluding foreign currency, with solid improvement in the adjusted operating margin and strong operating cash flow conversion.”

Basis of Presentation

To supplement financial results presented in accordance with GAAP, certain financial information is presented herein using the non-GAAP financial measures described in this section. The term “like-for-like” describes the Company's core operating performance, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges to the extent applicable. Refer to “Non-GAAP Financial Measures” for additional discussion of these measures as well as the definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a reported (GAAP) basis and like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Reported net revenues and adjusted operating income are presented on an actual and a constant currency basis. Reported net revenues are also presented on an adjusted and like-for-like basis. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. You are cautioned not to consider adjusted EPS (diluted) as a measure of liquidity. Gross margin, net revenues and operating income margin are presented on a reported (GAAP) and an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted operating margin on a constant currency basis, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Fiscal 2016 Summary Operating Review

Net revenues of $4,349.1 million declined 1% as reported and like-for-like from the prior-year. The moderate reported revenue decline reflects the negative foreign exchange impact and a modest decline in the underlying business, partially offset by the positive contributions from the Brazil Acquisition and Bourjois. On a like-for-like basis, the 1% decline in the underlying business was driven by 3% like-for-like declines in both Fragrances and Skin & Body Care partly offset by 2% like-for-like growth in Color Cosmetics. The like-for-like net revenue decline also reflected moderate growth in the power brands, offset by declines in the remaining portfolio.

Gross margin of 59.9% was relatively consistent with 60.0% in the prior-year, as the underlying improvement in the gross margin driven by lower levels of discounting activity and continuous efforts in driving supply chain efficiencies was offset by acquisition-related inventory revaluation costs.

Adjusted gross margin of 60.4% increased from 60.1% in the prior-year, driven by lower levels of discounting activity and continuous efforts in driving supply chain efficiencies, partially offset by the addition of the lower gross margin Brazil Acquisition.

Operating income declined 36% to $254.2 million from $395.1 million in the prior-year. The reported operating income decrease primarily reflected a $139.9 million increase in acquisition-related costs. As a percentage of net revenues, operating margin decreased 320 basis points to 5.8% from 9.0% in the prior-year.

Adjusted operating income increased 3% to $622.9 million from $603.6 million in the prior-year, as a strong increase in strategic A&CP spending was more than offset by reduced non-strategic A&CP and lower fixed costs. As a percentage of adjusted net revenues, adjusted operating margin increased 60 basis points to 14.3% from 13.7%.

Net income decreased 33% to $156.9 million from $232.5 million in the prior-year, reflecting lower operating income partially offset by a higher tax benefit and the negative impact in the prior-year of $88.8 million from early extinguishment of debt. As a percentage of net revenues, net income margin decreased 170 basis points to 3.6% from 5.3% in the prior-year.

Adjusted net income increased 19% to $485.2 million from $408.5 million in the prior-year, reflecting higher adjusted operating income and a higher tax benefit in the current year. As a percentage of net revenues, adjusted net income margin increased 190 basis points to 11.2% from 9.3% in the prior-year.

Cash Flows

  Net cash provided by operating activities for fiscal 2016 was $501.4 million, compared to $526.3 million in the prior-year, as a sizable improvement in working capital was more than offset by cash acquisition-related costs, which increased over $100 million relative to the prior year.
  Free cash flow in fiscal 2016 of $351.3 million increased from $325.4 million in the prior-year.
  During the year, the Company repurchased in the open market 27.4 million shares of Class A Common Stock for $767 million.
  Cash and cash equivalents of $372.4 million increased by $31.1 million, total debt of $4,162.8 million increased by $1,528.1 million, with net debt of $3,790.4 million up $1,497.0 million from the balance on June 30, 2015. The net debt increase was primarily driven by borrowings in connection with the Brazil Acquisition, the shares repurchased in the fiscal year, and acquisition-related spend for the P&G Beauty Brands transaction, partially offset by strong free cash flow.

Fiscal 2016 Business Review by Segment

	Year Ended June 30,
	Net Revenues		Change			Reported Operating Income (Loss)	Change	Adjusted Operating Income	Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for- like	2016		2016
Fragrances	$2,012.7	$2,178.3	(8%)	(3%)	(3%)	$288.9	(18)%	$332.2	(16%)
Color Cosmetics	1,547.5	1,445.0	7%	13%	2%	213.7	35%	231.2	32%
Skin & Body Care	693.4	771.9	(10%)	(4%)	(3%)	39.3	19%	54.9	74%
Brazil Acquisition	95.5	—	N/A	N/A	N/A	1.5	N/A	4.6	N/A
Corporate	—	—	N/A	N/A	N/A	(289.2)	(94)%	—	N/A
Total	$4,349.1	$4,395.2	(1%)	5%	(1%)	$254.2	(36)%	$622.9	3%

Fragrances

  Fragrances net revenues decreased 8% as reported, reflecting a 5% negative impact from foreign currency translation and a 3% decrease in the underlying business, driven by declines in celebrity and mass fragrance brands reflecting weakness in the mass fragrance market, and a lower level of new launch activity in select brands. Net revenues declines in the segment were partially offset by growth from Marc Jacobs as well as the strong launch of the Miu Miu fragrance.
  Reported operating income of $288.9 million decreased 18% and adjusted operating income of $332.2 million decreased 16% relative to the prior-year. The reported operating income margin of 14.4% decreased 180 basis points and the adjusted operating income margin of 16.5% decreased 170 basis points from the prior-year, with the decreases in the reported and adjusted operating income margins partially driven by higher cost of sales.

Color Cosmetics

  Color Cosmetics net revenues increased 7% as reported, reflecting a 10% contribution from the Bourjois acquisition, a 5% negative impact from foreign currency translation, and 2% growth in the underlying business, driven by strong growth in the Rimmel and Sally Hansen power brands, reflecting the success of new launches and international roll-out of Sally Hansen's Miracle Gel.
  Reported operating income of $213.7 million increased 35% and adjusted operating income of $231.2 million increased 32% relative to the prior-year. The reported operating income margin of 13.8% increased 280 basis points and the adjusted operating margin of 14.9% increased 280 basis points from the prior-year, with the increases in the reported and adjusted operating income margins due to a lower level of promotional and discounting activity and improved gross margin.

Skin & Body Care

  Skin & Body Care net revenues decreased 10% as reported, reflecting a 6% negative impact from foreign currency translation and a 3% decrease in the underlying business, primarily driven by declines in Playboy and philosophy, partially offset by growth in adidas.
  Reported operating income of $39.3 million increased 19% and adjusted operating income of $54.9 million increased 74% relative to the prior-year. The reported operating income margin of 5.7% increased 140 basis points and the adjusted operating margin of 7.9% increased 380 basis points from the prior-year, with the increases in the reported and adjusted operating income margins primarily resulting from lower A&CP and improved gross margin.

Brazil Acquisition

  The Brazil Acquisition, which closed on February 1, 2016, showed strong progress in the fourth quarter of fiscal 2016, following the change in commercial terms to conform with the Company's standards. Net revenues in the fourth quarter totaled $81.2 million, driving $95.5 million in net revenues for the year.
  The Brazil Acquisition returned to profitability in the quarter, with reported operating income of $8.1 million and adjusted operating income of $9.4 million, resulting in a reported operating income for the five months of fiscal 2016 of $1.5 million and adjusted operating income of $4.6 million.

Fiscal 2016 Business Review by Geographic Region

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for-like
Americas	$1,663.3	$1,696.0	(2%)	1%	(5%)
EMEA	2,169.0	2,166.0	—%	8%	1%
Asia Pacific	516.8	533.2	(3%)	4%	5%
Total	$4,349.1	$4,395.2	(1%)	5%	(1%)

Americas

  Reported net revenues decreased 2%, reflecting a 3% negative impact from foreign currency translation, a 6% contribution from the Brazil Acquisition, and a 5% decline in the underlying business driven by declines in the U.S. primarily as a result of lower celebrity and lifestyle fragrances, N.Y.C. New York Color, and OPI, and declines in Latin America.
  Key growth brands in the region include power brands Marc Jacobs, Sally Hansen, and Rimmel.

Europe, the Middle East & Africa

  Reported net revenues were flat for the year, reflecting an 8% negative impact from foreign currency translation, a 7% contribution from the Bourjois brand acquisition, and 1% growth in the underlying business, driven by like-for-like growth in Eastern Europe, Middle East, Germany, and Spain, partially offset by like-for-like declines in the UK, France, and Travel Retail.
  Key growth brands in the region include power brands Rimmel, Marc Jacobs, adidas, Sally Hansen, and Calvin Klein.

Asia Pacific

  Reported net revenues declined 3%, reflecting a 7% negative impact from foreign currency translation, the discontinuation of the TJoy brand of 1%, and 5% growth in the underlying business, driven by like-for-like growth in Australia, partially offset by like-for-like declines in China.
  Key growth brands in the region include power brands adidas, Rimmel, OPI, and Sally Hansen.

Fourth Quarter Fiscal 2016 Summary Operating Review

  For the three months ended June 30, 2016, the Company reported net revenues of $1,075.6 million, reflecting growth of 6% as reported and a 1% decline in the underlying business.
  Fragrances net revenue grew 2% as reported and 3% like-for-like, with growth in the segment supported by increases in each of the fragrance power brands. Color Cosmetics declined 4% as reported and 2% like-for-like, as growth in Rimmel and Bourjois was offset by declines in OPI. Skin & Body Care declined 9% as reported and 7% like-for-like, primarily driven by declines in Playboy and philosophy, partially offset by growth in adidas. By geographic region, net revenue in the Americas grew 12% as reported though declined 6% like-for-like, net revenues in EMEA were flat as reported though grew 2% like-for-like, and net revenues in Asia Pacific grew 4% as reported and 6% like-for-like.
  Reported operating loss improved to $(2.9) million from $(23.4) million in the prior-year period, reflecting a 200 basis point improvement in the reported operating margin to (0.3%) from (2.3%), driven by lower SG&A and an asset sale gain in the current period, partially offset by higher acquisition-related costs. Adjusted operating income increased 19% to $94.2 million, primarily reflecting higher gross profit. Adjusted operating margin as a percentage of adjusted net revenues increased 100 basis points to 8.8% compared to 7.8% in the prior-year period.
  Reported net loss attributable to Coty Inc. declined to $(31.0) million from net income of $21.0 million, driven by a tax benefit in the prior-year period. Adjusted net income attributable to Coty Inc. increased 6% to $45.7 million from $43.1 million in the prior-year period, driven by higher adjusted operating income. Reported earnings per diluted share declined to $(0.09) from $0.05 in the prior-year period. Adjusted net earnings per diluted share of $0.13 increased from $0.12 the prior-year period.
  Net cash provided by operating activities was $56.1 million compared to $138.1 million in the prior-year period, partially reflecting higher acquisition related costs.

Outlook for Fiscal 2017 Full Year

Coty only provides guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Coty remains focused on growing its power brands through innovation, strong support levels, digital engagement with consumers, and improved "in-market" execution. For the Coty stand-alone business, the Company is targeting net revenue momentum to improve and return to growth in the second half of fiscal 2017, excluding foreign currency. With a focus on continuing to build a better business, the Company is targeting Coty stand-alone fiscal 2017 adjusted operating margin improvement on a constant currency basis, coupled with strong operating cash flow conversion.

Other noteworthy company developments:

  On July 21, 2016, Coty announced that its Board of Directors had appointed Camillo Pane as Chief Executive Officer and member of the Coty Board, each effective as of the day following the closing of the merger of P&G Beauty Brands into Coty, expected to occur in October 2016. Bart Becht, currently Interim CEO and Chairman of Coty, will continue to serve as the Chairman of Coty’s Board. Camillo Pane currently holds the position of Executive Vice President of Category Development and is a member of the Coty Executive Committee.
  On August 1, 2016 Coty announced that its Board of Directors had approved a 10 percent increase in Coty's fiscal 2016 dividend to $0.275 from $0.25 per share on its Class A Common Stock and Class B Common Stock. The dividend is payable on August 19, 2016 to stockholders of record at the close of business on August 11, 2016.

Conference Call

Coty Inc. will host a conference call at 8:30 a.m. (ET) today, August 16, 2016 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 63960619). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 63960619).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.3 billion for the fiscal year ended June 30, 2016. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2016. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, "committed," “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

  the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;
  the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its acquisitions of Bourjois, Beamly and the Brazil Acquisition and the Company’s expected transaction with P&G Beauty Brands;
  the Company’s ability to implement the Organizational Redesign restructuring program as planned and the success of the program in delivering anticipated improvements and efficiencies;
  risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;
  dependence on certain licenses, entities performing outsourced functions and third-party suppliers;
  the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;
  the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;
  administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  impairments to the Company’s goodwill and other assets;
  global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;
  the Company’s ability to manage seasonal variability;
  consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;
  disruptions in operations;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;
  changes in laws, regulations and policies that affect the Company’s business or products; and
  the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and under “Cautionary Statement on Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P&G Beauty Brands” in the Company’s Registration Statement on Form S-4 filed on April 22, 2016, including any amendments thereto, and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents net revenue growth on a like-for-like basis. The Company believes that like-for-like net revenue growth allows management and investors to analyze and compare our organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the discontinuation of the TJoy brand, the Bourjois acquisition, the Brazil Acquisition, and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of the Company's net revenues like-for-like net revenue growth, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues.” For a reconciliation of the Company's like-for-like net revenue growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions.”

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures provide supplemental financial information that allows management and investors to analyze and compare the Company's operating performance from period to period. These non-GAAP financial measures are used as key metrics in the evaluation of the Company’s performance and annual budgets and to benchmark performance of its business against its competitors. The following are examples of how these non-GAAP financial measures are utilized by the Company’s management: (i) strategic plans and annual budgets are prepared using these non-GAAP financial measures, (ii) senior management receives a monthly analysis comparing budget to actual operating results that is prepared using these non-GAAP financial measures; and (iii) senior management’s annual compensation is calculated, in part, by using these non-GAAP financial measures. In addition, the Company’s financial covenant compliance calculations under its debt agreements are substantially derived from these non-GAAP financial measures. The Company's non-GAAP financial measures have changed since the Company's third quarter fiscal 2016 earnings release issued on May 3, 2016 to incorporate the exclusion of expense and tax effects associated with the amortization of acquisition-related intangible assets.

In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company primarily excludes the impact of restructuring and other business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to reported SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income."

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures and the contingent purchase price consideration payments of up to $30.0 per year related to the Unilever Cosmetics International acquisition. Free cash flow excludes cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow."

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,			Quarter Ended June 30,
(in millions, except per share data)	2016	2015	2014	2016	2015	2014
Net revenues	$4,349.1	$4,395.2	$4,551.6	$1,075.6	$1,019.5	$1,041.5
Cost of sales	1,746.0	1,757.0	1,865.7	465.6	414.1	448.8
as % of Net revenues	40.1%	40.0%	41.0%	43.3%	40.6%	43.1%
Gross profit	2,603.1	2,638.2	2,685.9	610.0	605.4	592.7
Gross margin	59.9%	60.0%	59.0%	56.7%	59.4%	56.9%

Selling, general and administrative expenses	2,027.8	2,066.1	2,219.6	533.9	558.4	557.7
as % of Net revenues	46.6%	47.0%	48.8%	49.6%	54.8%	53.5%
Amortization expense	79.5	74.7	85.7	20.5	19.2	19.3
Restructuring costs	86.9	75.4	37.3	7.6	19.0	27.1
Acquisition-related costs	174.0	34.1	0.7	75.7	32.2	—
Asset impairment charges	5.5	—	316.9	—	—	—
Gain on sale of asset	(24.8)	(7.2)	—	(24.8)	—	—
Operating income (loss)	254.2	395.1	25.7	(2.9)	(23.4)	(11.4)
as % of Net revenues	5.8%	9.0%	0.6%	(0.3%)	(2.3%)	(1.1%)
Interest expense, net	81.9	73.0	68.5	26.2	16.7	17.1
Loss on extinguishment of debt	3.1	88.8	—	—	—	—
Other expense	30.4	—	1.3	—	0.2	3.6
Income (loss) before income taxes	138.8	233.3	(44.1)	(29.1)	(40.3)	(32.1)
as % of Net revenues	3.2%	5.3%	(1.0%)	(2.7%)	(4.0%)	(3.1%)
(Benefit) provision for income taxes	(40.4)	(26.1)	20.1	2.1	(65.9)	(19.3)
Net income (loss)	179.2	259.4	(64.2)	(31.2)	25.6	(12.8)
as % of Net revenues	4.1%	5.9%	(1.4%)	(2.9%)	2.5%	(1.2%)
Net income (loss) attributable to noncontrolling interests	7.6	15.1	17.8	(4.5)	1.1	3.3
Net income attributable to redeemable noncontrolling interests	14.7	11.8	15.4	4.3	3.5	4.0
Net income (loss) attributable to Coty Inc.	$156.9	$232.5	$(97.4)	$(31.0)	$21.0	$(20.1)
as % of Net revenues	3.6%	5.3%	(2.1%)	(2.9%)	2.1%	(1.9%)
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.45	$0.66	$(0.26)	$(0.09)	$0.06	$(0.05)
Diluted	$0.44	$0.64	$(0.26)	$(0.09)	$0.05	$(0.05)
Weighted-average common shares outstanding:
Basic	345.5	353.3	381.7	338.8	360.4	374.3
Diluted	354.2	362.9	381.7	338.8	369.4	374.3

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$4,349.1		$4,349.1	$251.3	$4,600.4
Gross profit	2,603.1	21.6	2,624.7	144.1	2,768.8
Gross margin	59.9%		60.4%		60.2%
Operating income	254.2	368.7	622.9	35.7	658.6
as % of Net revenues	5.8%		14.3%		14.3%
Net income attributable to Coty Inc.	$156.9	$328.3	$485.2
as % of Net revenues	3.6%		11.2%

EPS (diluted)	$0.44		$1.37

	Year Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,395.2	$(4.8)	$4,390.4
Gross profit	2,638.2	(0.2)	2,638.0
Gross margin	60.0%		60.1%
Operating income	395.1	208.5	603.6
as % of Net revenues	9.0%		13.7%
Net income attributable to Coty Inc.	$232.5	$176.0	$408.5
as % of Net revenues	5.3%		9.3%

EPS (diluted)	$0.64		$1.13

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Three Months Ended June 30, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,075.6		$1,075.6	$28.6	$1,104.2
Gross profit	610.0	12.7	622.7	13.1	635.8
Gross margin	56.7%		57.9%		57.6%
Operating (loss) income	(2.9)	97.1	94.2	4.2	98.4
as % of Net revenues	(0.3%)		8.8%		8.9%
Net (loss) income attributable to Coty Inc.	$(31.0)	$76.7	$45.7
as % of Net revenues	(2.9%)		4.2%

EPS (diluted)	$(0.09)		$0.13

	Three Months Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,019.5	$2.3	$1,021.8
Gross profit	605.4	6.5	611.9
Gross margin	59.4%		59.9%
Operating (loss) income	(23.4)	102.6	79.2
as % of Net revenues	(2.3%)		7.8%
Net income attributable to Coty Inc.	$21.0	$22.1	$43.1
as % of Net revenues	2.1%		4.2%

EPS (diluted)	$0.05		$0.12

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Operating (Loss) Income	$(2.9)	$(23.4)	88%	$254.2	$395.1	(36%)
% of Net revenues	(0.3%)	(2.3%)		5.8%	9.0%
Costs related to acquisition activities (a)	90.2	38.9	>100%	197.5	44.2	>100%
Restructuring and other business realignment costs (b)	11.2	27.4	(59%)	109.7	91.4	20%
Amortization expense (c)	20.5	19.2	7%	79.5	74.7	6%
Asset impairment charges (d)	—	—	N/A	5.5	—	N/A
Share-based compensation expense adjustment (e)	—	17.7	(100%)	1.3	18.3	(93%)
China Optimization (f)	—	(0.6)	100%	—	(19.4)	100%
Real estate consolidation program costs (g)	—	—	N/A	—	(0.7)	100%
Gain on sale of asset (h)	(24.8)	—	N/A	(24.8)	—	N/A
Total adjustments to Reported Operating (Loss) Income	97.1	102.6	(5%)	368.7	208.5	77%
Adjusted Operating Income	$94.2	$79.2	19%	$622.9	$603.6	3%
% of Net revenues	8.8%	7.8%		14.3%	13.7%

(a) In the three months ended June 30, 2016, we incurred $90.2 of costs related to acquisition activities. This includes Acquisition-related costs of $75.7, primarily in connection with the acquisition of the Procter & Gamble Company's ("P&G") fine fragrance, color cosmetics, and hair color business ("P&G Beauty Brands"). These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $11.6 of costs, primarily reflecting revaluation of acquired inventory in connection with the Brazil Acquisition and Bourjois acquisition, included in Cost of sales in the Consolidated Statements of Operations. We also incurred $2.9 of costs related to acquisition activities, included in Selling, general and administrative expense in the Consolidated Statements of Operations. In the three months ended June 30, 2015, costs of $38.9 primarily consist of consulting and legal fees related to the acquisition of P&G Beauty Brands and the Bourjois acquisition of $30.2 and $2.0, respectively, included acquisition-related costs in the Consolidated Statements of Operations. Also included in connection with the Bourjois acquisition are $3.3 of costs related to acquisition accounting impacts of revaluation of acquired inventory and $0.9 of costs related to inventory obsolescence, included in cost of sales in the Consolidated Statements of Operations, and $2.5 of costs related to sales returns, included in net revenues in the Consolidated Statements of Operations. Acquisition-related costs of $35.5 and $3.4 were reported in Corporate and the Color Cosmetics segment, respectively.

In fiscal 2016, we incurred $197.5 of costs related to acquisition activities. This includes Acquisition-related costs of $174.0, primarily in connection with the acquisition of P&G Beauty Brands. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $20.3 of costs, primarily reflecting revaluation of acquired inventory in connection with the Brazil Acquisition and Bourjois acquisition, included in Cost of sales in the Consolidated Statements of Operations. We also incurred $3.2 of costs related to acquisition activities, included in Selling, general and administrative expense in the Consolidated Statements of Operations. In fiscal 2015, costs of $44.2 primarily consist of consulting and legal fees related to the acquisition of the P&G business and the Bourjois acquisition of $30.2 and $3.9, respectively, included acquisition-related costs in the Consolidated Statements of Operations. Also included in connection with the Bourjois acquisition are $3.3 of costs related to acquisition accounting impacts of revaluation of acquired inventory and $0.9 of costs related to inventory obsolescence, included in cost of sales in the Consolidated Statements of Operations, and $2.5 of costs related to sales returns, included in net revenues in the Consolidated Statements of Operations. In addition, costs of $3.4 related to the revaluation of inventory buyback associated with the planned conversion from distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Consolidated Statements of Operations. Acquisition-related costs of $40.8 and $3.4 were reported in Corporate and the Color Cosmetics segment, respectively.

(b) In the three months ended June 30, 2016, we incurred restructuring and other business structure realignment costs of $11.2. We incurred Restructuring costs of $7.6 primarily related to the Acquisition Integration Program and Organizational Redesign, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $2.4 primarily related to our Organizational Redesign and the 2013 Productivity Program, included in Selling, general and administrative expenses in the Consolidated Statements of Operations. We incurred $1.2 of accelerated depreciation for fiscal 2016 resulting from a change in the estimated useful life of manufacturing equipment reported in Cost of goods sold in the Consolidated Statements of Operations in Corporate. In the three months ended June 30, 2015, charges related to restructuring programs of $18.9 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude income of $0.1 related to refinements in estimates associated with China Optimization. Other business realignment costs of $8.5 (of which $0.8 consists of accelerated depreciation expense) included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.

In fiscal 2016, we incurred restructuring and other business structure realignment costs of $109.7. We incurred Restructuring costs of $86.9 primarily related to the Acquisition Integration Program and Organizational Redesign, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $21.6 primarily related to our Organizational Redesign and the 2013 Productivity Program, included in Selling, general and administrative expenses in the Consolidated Statements of Operations. We incurred $1.2 of accelerated depreciation for fiscal 2016 resulting from a change in the estimated useful life of manufacturing equipment reported in Cost of goods sold in the Consolidated Statements of Operations in Corporate. In fiscal 2015, charges related to restructuring programs of $76.0 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude income of $0.6 related to refinements in estimates associated with China Optimization. Other business realignment costs of $15.4 (of which $1.3 consists of accelerated depreciation expense) included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.

(c) In the three months ended June 30, 2016, amortization expense increased to $20.5 from $19.2 in fiscal 2015 primarily driven by the Brazil Acquisition and Bourjois acquisition. In the three months ended June 30, 2016, amortization expense of $11.0, $4.4, $3.8 and $1.3 were reported in the Fragrances segment, Skin & Body Care segment, Color Cosmetics segment and Brazil Acquisition segment, respectively. In the three months ended June 30, 2015, amortization expense decreased to $19.2 from $19.3 in fiscal 2014. In the three months ended June 30, 2015, amortization expense of $11.1, $4.3, and $3.8 were reported in the Fragrances segment, Skin & Body Care segment, and Color Cosmetics segment, respectively.

In fiscal 2016, amortization expense increased to $79.5 from $74.7 in fiscal 2015 primarily driven by the Brazil Acquisition and Bourjois acquisition. In fiscal 2016, amortization expense of $43.3, $17.5, $15.6 and $3.1 were reported in the Fragrances segment, Skin & Body Care segment, Color Cosmetics segment and Brazil Acquisition segment, respectively. In fiscal 2015, amortization expense decreased to $74.7 from $85.7 in fiscal 2014, primarily reflecting the end of product formulation amortization for certain brands. In fiscal 2015, amortization expense of $44.3, $14.1 and $16.3 were reported in the Fragrances segment, Skin & Body Care segment and Color Cosmetics segment, respectively.

(d) In fiscal 2016, Asset impairment charges of $5.5 were reported in the Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate.

(e) In the three months ended June 30, 2016 and fiscal 2016, the share-based compensation expense adjustment decrease primarily reflects $15.8 of costs in the prior year period associated with shares sold and shares repurchased related to the termination of an employment agreement with a potential CEO incurred by our controlling shareholder on our behalf, which are considered an incremental contribution to us.

(f) In the three months ended June 30, 2016 and fiscal 2016, we did not incur any China Optimization costs. In the three months ended June 30, 2015 income related to China Optimization of $0.6. In fiscal 2015, income related to China Optimization of $19.4, which consisted of $17.9, $0.9 and $0.6 in the Skin & Body Care segment, Color Cosmetics segment and Corporate, respectively. Income of $7.3, $7.2, $3.0, $1.3 and $0.6 was recorded in net revenues, gain on sale of asset, cost of sales, selling, general and administrative expenses and restructuring costs in the Consolidated Statements of Operations, respectively.

(g) In fiscal 2016, we did not incur any real estate consolidation program costs. In fiscal 2015, we recognized income related to the refinement of estimates in connection with the consolidation of real estate in New York.

(h) In fiscal 2016, we sold the Cutex brand and related assets and recorded a gain of $24.8 which has been reflected in Gain on sale of assets in the Consolidated Statements of Operations for the fiscal year ended June 30, 2016.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, ADJUSTED EFFECTIVE TAX RATES AND ADJUSTED CASH TAX RATES

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision (Benefit) for Taxes	Effective Tax Rate
Reported (Loss) Before Taxes	$(29.1)	$2.1	(7.2)%	$(40.3)	$(65.9)	163.5%
Adjusted to Reported Operating Income (Loss) (a)	97.1	5.2		102.6	80.5
Other Adjustments (b)	(10.8)	4.4		—	—
Adjusted Income Before Taxes	$57.2	$11.7	20.5%	$62.3	$14.6	23.4%

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$57.2	29.0	50.7%	$62.3	24.8	39.8%

	Year Ended June 30, 2016			Year Ended June 30, 2015
(in millions)	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$138.8	$(40.4)	(29.1%)	$233.3	$(26.1)	(11.2%)
Adjusted to Reported Operating Income (a)	368.7	50.7		208.5	86.1
Other Adjustments (b)	9.6	(0.7)		88.8	34.0
Adjusted Income Before Taxes	$517.1	$9.6	1.9%	$530.6	$94.0	17.7%

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$517.1	$118.1	22.8%	$530.6	$104.8	19.8%

(a) See "Reconciliation of Operating Income to Adjusted Operating Income"
(b) See "Reconciliation of Net Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc."

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net (Loss) Income Attributable to Coty Inc.	$(31.0)	$21.0	<(100%)	$156.9	$232.5	(33%)
% of Net revenues	(2.9%)	2.1%		3.6%	5.3%
Adjustments to Reported Operating (Loss) Income (a)	97.1	102.6	(5%)	368.7	208.5	77%
Adjustments to other expense (b)	—	—	N/A	30.4	—	N/A
Loss on early extinguishment of debt (c)	—	—	N/A	3.1	88.8	(97%)
Adjustments to interest expense (d)	(10.8)	—	N/A	(23.9)	—	N/A
Adjustments to noncontrolling interest expense (e)	—	—	N/A	—	(1.2)	100%
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(9.6)	(80.5)	88%	(50.0)	(120.1)	58%
Adjusted Net Income Attributable to Coty Inc.	$45.7	$43.1	6%	$485.2	$408.5	19%
% of Net revenues	4.2%	4.2%		11.2%	9.3%

Per Share Data
Adjusted weighted-average common shares
Basic	338.8	360.4		345.5	353.3
Diluted	338.8	369.4		354.2	362.9
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.14	$0.12		$1.40	$1.16
Diluted	$0.13	$0.12		$1.37	$1.13
(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b) In fiscal 2016, we incurred losses of $29.6 on foreign currency contracts related to payments to Hypermarcas S.A. in connection with the Brazil Acquisition and expenses of $0.8 related to the purchase of the remaining mandatorily redeemable financial instrument in a subsidiary, included in Other expense, net in the Consolidated Statements of Operations.

(c) In fiscal 2016, the amount represents the write-off of deferred financing costs in connection with the refinancing of the Prior Coty Inc. Credit Facilities, included in Loss on early extinguishment of debt in the Consolidated Statements of Operations. In fiscal 2015, the amount represents the repurchase of our previously existing Senior Notes, included in Loss on early extinguishment of debt in the Consolidated Statements of Operations.

(d) The amount primarily represents one-time gains of $11.1 on short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated portion of the Term Loan B Facility and a net gain of $12.8 in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.

(e) In the year ended June 30, 2016, noncontrolling interest expense was related to the revaluation of inventory buyback associated with the conversion from a distributor to subsidiary distribution model in the Middle East, included in Net income attributable to noncontrolling interests in the Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Year Ended June 30,
(in millions)	2016	2015	2014
Net cash provided by operating activities	$501.4	$526.3	$536.5

Capital expenditures	(150.1)	(170.9)	(201.5)
Additions of goodwill	—	(30.0)	(30.0)
Free cash flow	$351.3	$325.4	$305.0

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30,
	Net Revenues		Change			Reported Operating Income (Loss)	Change	Adjusted Operating Income (Loss)	Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for- like	2016		2016
Fragrances	$422.2	$414.4	2%	3%	3%	$19.9	(28)%	$30.9	(20%)
Color Cosmetics	407.5	423.8	(4%)	(1%)	(2%)	49.8	36%	54.2	22%
Skin & Body Care	164.7	181.3	(9%)	(7%)	(7%)	(4.1)	45%	(0.3)	92%
Brazil Acquisition	81.2	—	N/A	N/A	N/A	8.1	N/A	9.4	N/A
Corporate	—	—	N/A	N/A	N/A	(76.6)	5%	—	N/A
Total	$1,075.6	$1,019.5	6%	8%	(1%)	$(2.9)	88%	$94.2	19%

	Year Ended June 30,
	Net Revenues		Change			Reported Operating Income (Loss)	Change	Adjusted Operating Income	Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for- like	2016		2016
Fragrances	$2,012.7	$2,178.3	(8%)	(3%)	(3%)	$288.9	(18)%	$332.2	(16%)
Color Cosmetics	1,547.5	1,445.0	7%	13%	2%	213.7	35%	231.2	32%
Skin & Body Care	693.4	771.9	(10%)	(4%)	(3%)	39.3	19%	54.9	74%
Brazil Acquisition	95.5	—	N/A	N/A	N/A	1.5	N/A	4.6	N/A
Corporate	—	—	N/A	N/A	N/A	(289.2)	(94)%	—	N/A
Total	$4,349.1	$4,395.2	(1%)	5%	(1%)	$254.2	(36)%	$622.9	3%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended June 30,
	Net Revenues		Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for-like
Americas	$454.5	$405.0	12%	16%	(6%)
EMEA	499.4	497.1	0%	2%	2%
Asia Pacific	121.7	117.4	4%	6%	6%
Total	$1,075.6	$1,019.5	6%	8%	(1%)

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2016	2015	YoY	Constant Currency	Like-for-like
Americas	$1,663.3	$1,696.0	(2%)	1%	(5%)
EMEA	2,169.0	2,166.0	0%	8%	1%
Asia Pacific	516.8	533.2	(3%)	4%	5%
Total	$4,349.1	$4,395.2	(1%)	5%	(1%)

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net Revenues	$1,075.6	$1,019.5	6%	$4,349.1	$4,395.2	(1%)
Adjustments to Net Revenues	(81.2)	2.3	N/A	(233.8)	(5.7)	N/A
Adjusted Net Revenues	$994.4	$1,021.8	(3%)	$4,115.3	$4,389.5	(6%)
Net Revenues at Constant Rates	$1,104.2	$1,019.5	8%	$4,600.4	$4,395.2	5%
Adjusted Net Revenues at Constant Rates	$1,012.5	$1,021.8	(1%)	$4,336.2	$4,389.5	(1%)
(a) Adjustments to net revenues include impacts from Brazil acquisition in fiscal 2016, Bourjois acquisition in fiscal 2015, and China Optimization in fiscal 2014.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$19.9	$(11.0)	$30.9	$(0.7)	$30.2
Color Cosmetics	49.8	(4.4)	54.2	3.2	57.4
Skin and Body Care	(4.1)	(3.8)	(0.3)	0.4	0.1
Brazil Acquisition	8.1	(1.3)	9.4	1.2	10.6
Corporate	(76.6)	(76.6)	—	—	—
Total	$(2.9)	$(97.1)	$94.2	$4.1	$98.3

OPERATING MARGIN
Fragrances	4.7%		7.3%		7.1%
Color Cosmetics	12.2%		13.3%		13.7%
Skin and Body Care	(2.5%)		(0.2%)		0.1%
Brazil Acquisition	10.0%		11.6%		11.6%
Corporate	N/A		N/A		N/A
Total	(0.3%)		8.8%		8.9%

	Three Months Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$27.7	$(11.1)	$38.8
Color Cosmetics	36.7	(7.6)	44.3
Skin and Body Care	(7.5)	(3.6)	(3.9)
Corporate	(80.3)	(80.3)	—
Total	$(23.4)	$(102.6)	$79.2

OPERATING MARGIN
Fragrances	6.7%		9.4%
Color Cosmetics	8.7%		10.4%
Skin and Body Care	(4.1%)		(2.2%)
Corporate	N/A		N/A
Total	(2.3%)		7.8%
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Year Ended June 30, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$288.9	$(43.3)	$332.2	$19.3	$351.5
Color Cosmetics	213.7	(17.5)	231.2	11.1	242.3
Skin and Body Care	39.3	(15.6)	54.9	4.3	59.2
Brazil Acquisition	1.5	(3.1)	4.6	1.0	5.6
Corporate	(289.2)	(289.2)	—	—	—
Total	$254.2	$(368.7)	$622.9	$35.7	$658.6

OPERATING MARGIN
Fragrances	14.4%		16.5%		16.6%
Color Cosmetics	13.8%		14.9%		14.8%
Skin and Body Care	5.7%		7.9%		8.0%
Brazil Acquisition	1.6%		4.8%		5.2%
Corporate	N/A		N/A		N/A
Total	5.8%		14.3%		14.3%

	Year Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$352.7	$(44.3)	$397.0
Color Cosmetics	158.5	(16.6)	175.1
Skin and Body Care	33.1	1.6	31.5
Corporate	(149.2)	(149.2)	—
Total	$395.1	$(208.5)	$603.6

OPERATING MARGIN
Fragrances	16.2%		18.2%
Color Cosmetics	11.0%		12.1%
Skin and Body Care	4.3%		4.1%
Corporate	N/A		N/A
Total	9.0%		13.7%
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Year Ended June 30,
(in millions)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$372.4	$341.3
Trade receivables—less allowances of $35.2 and $19.6, respectively	682.9	679.6
Inventories	565.8	557.8
Prepaid expenses and other current assets	206.8	191.0
Deferred income taxes	110.5	86.7
Total current assets	1,938.4	1,856.4
Property and equipment, net	638.6	500.2
Goodwill	2,212.7	1,530.7
Other intangible assets, net	2,050.1	1,913.6
Deferred income taxes	15.7	10.4
Other noncurrent assets	244.7	207.6
TOTAL ASSETS	$7,100.2	$6,018.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$921.4	$748.4
Accrued expenses and other current liabilities	748.4	719.2
Short-term debt and current portion of long-term debt	161.8	28.8
Income and other taxes payable	18.7	22.4
Deferred income taxes	4.9	7.4
Total current liabilities	1,855.2	1,526.2
Long-term debt	4,001.0	2,605.9
Pension and other post-employment benefits	230.6	206.5
Deferred income taxes	339.2	352.6
Other noncurrent liabilities	233.8	256.7
Total liabilities	6,659.8	4,947.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	73.3	86.3
EQUITY:
Preferred Stock	—	—
Class A Common Stock	1.4	1.3
Class B Common Stock	2.6	2.6
Additional paid-in capital	2,038.4	2,044.4
Accumulated deficit	(37.0)	(193.9)
Accumulated other comprehensive loss	(239.7)	(274.0)
Treasury stock	(1,405.5)	(610.6)
Total Coty Inc. stockholders’ equity	360.2	969.8
Noncontrolling interests	6.9	14.9
Total equity	367.1	984.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$7,100.2	$6,018.9

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$179.2	$259.4	$(64.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	232.0	230.9	250.7
Asset impairment charges	5.5	—	316.9
Deferred income taxes	(139.2)	(87.2)	(38.4)
Provision for bad debts	21.9	4.5	3.2
Provision for pension and other post-employment benefits	9.2	16.2	17.9
Share-based compensation	22.2	30.6	46.8
Gain on sale of assets	(24.8)	(7.2)	—
Loss on extinguishment of debt	3.1	88.8	—
Other	12.8	20.5	15.0
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(44.5)	(43.5)	(31.1)
Inventories	27.2	29.4	2.2
Prepaid expenses and other current assets	6.7	6.0	(2.3)
Accounts payable	148.2	7.0	72.4
Accrued expenses and other current liabilities	23.3	16.1	20.3
Income and other taxes payable	15.7	127.7	(31.9)
Other noncurrent assets	9.0	(136.7)	(34.4)
Other noncurrent liabilities	(6.1)	(36.2)	(6.6)
Net cash provided by operating activities	501.4	526.3	536.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(150.1)	(170.9)	(201.5)
Payments for business combinations, net of cash acquired	(908.7)	11.7	(29.5)
Additions of goodwill	—	(30.0)	(30.0)
Proceeds from sale of assets	29.2	14.8	3.4
Payments related to loss on foreign currency contracts	(29.6)	—	—
Other	—	3.2	—
Net cash used in investing activities	(1,059.2)	(171.2)	(257.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	19.1	652.2	39.4
Repayments of short-term debt, original maturity more than three months	(28.3)	(655.0)	(48.1)
Net proceeds from (repayments of) short-term debt, original maturity less than three months	25.4	11.6	(8.4)
Proceeds from revolving loan facilities	1,660.0	853.0	750.0
Repayments of revolving loan facilities	(1,150.0)	(1,616.0)	(695.5)
Proceeds from term loans and other long term debt	3,506.2	800.9	625.0
Repayments of term loans and other long term debt	(2,499.4)	(784.6)	—
Dividend payment	(89.0)	(71.0)	(76.9)
Net proceeds from issuance of Common Stock	44.7	48.5	21.9
Net proceeds from issuance of Common Stock to former CEO	—	12.5	—
Purchase of Class A Common Stock from former CEO	—	(42.0)	—
Payments for purchases of related party Common Stock held as Treasury Stock	—	—	(469.0)
Payments for purchases of Common Stock held as Treasury Stock	(794.9)	(263.1)	(100.3)
Net payments for foreign currency contracts	(9.7)	(37.9)	(2.1)
Payment for business combinations – contingent consideration	—	(0.8)	(1.1)
Proceeds from mandatorily redeemable noncontrolling interests and noncontrolling interests	—	1.8	3.8
Distributions to mandatorily redeemable noncontrolling interests, redeemable noncontrolling interests and noncontrolling interests	(33.2)	(21.3)	(37.3)
Purchase of additional mandatorily redeemable noncontrolling interests, redeemable noncontrolling interests and noncontrolling interests	(0.7)	(15.8)	(4.4)
Payment of deferred financing fees	(57.6)	(11.2)	(2.7)
Net cash provided by (used in) financing activities	592.6	(1,138.2)	(5.7)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(3.7)	(113.6)	44.4
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31.1	(896.7)	317.6
CASH AND CASH EQUIVALENTS—Beginning of period	341.3	1,238.0	920.4
CASH AND CASH EQUIVALENTS—End of period	$372.4	$341.3	$1,238.0
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	$90.3	$64.7	$63.7
Cash paid during the year for income taxes, net of refunds received	118.1	104.8	84.1
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$78.0	$41.2	$59.2
Issuance of Treasury stock for Bourjois acquisition	—	376.8	—
Non-cash capital contribution associated with special share purchase transaction	13.8	—	—
Non-cash acquisition of additional redeemable noncontrolling interests	10.1	—	—

CONTACT:
Coty Inc.
Investor Relations
Kevin Monaco, +1 212 389-6815
or
Media
Jennifer Friedman, +1 212 389-7175